Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Yield Optimization Notes linked to the BRL/USD Spot Rate due July 5, 2012	$825,000.00	$94.55

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG Trigger Yield Optimization Notes

UBS AG $825,000 Notes linked to the BRL/USD Spot Rate due July 5, 2012

Investment Description

UBS AG Trigger Yield Optimization Notes (the ‘‘Notes’’) are unsubordinated and unsecured debt obligations issued by UBS AG (‘‘UBS’’) linked to the performance of the Brazilian real (the “foreign currency”) relative to the U.S. dollar (together, the ‘‘underlying currency pair’’). At maturity UBS will pay you a coupon plus either repay the full principal amount per Note or, if the spot rate of the underlying currency pair on the final valuation date (the “final spot rate”) is below the specified trigger spot rate, UBS will repay less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the depreciation of the foreign currency relative to the U.S. dollar. All spot rates in this pricing supplement are expressed as the number of U.S. dollars per one unit of foreign currency. Therefore, an increase in a spot rate reflects an appreciation of the foreign currency relative to the U.S. dollar, while a decline in the spot rate reflects a depreciation of the foreign currency relative to the U.S. dollar. If an early termination event occurs, UBS may call your Notes early and pay you an amount equal to your principal amount plus any of the accrued coupon payment (see “UBS Call Right” on page 16 of this pricing supplement). Investing in the Notes involves significant risks. You may lose some or all of your principal amount and you will not participate in any appreciation of the underlying currency pair. In exchange for receiving a coupon on the Notes, you are accepting the risk of losing some or all of your principal amount as well as accepting the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Coupon at Maturity: Regardless of the performance of the underlying currency pair, UBS will pay you a coupon at maturity. In exchange for receiving the coupon on the Notes, you are accepting the risk of losing some or all of the principal amount of your Notes and the credit risk of UBS for all payments under the Notes.

❑

Downside Exposure with Contingent Repayment of Principal at Maturity: If the final spot rate of the underlying currency pair is at or above the trigger spot rate, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the foreign currency relative to the U.S. dollar. However, if the final spot rate of the underlying currency pair is below the trigger spot rate, (i.e. the foreign currency depreciates relative to the U.S. dollar beyond the trigger spot rate), UBS will pay less than the principal amount, if anything, resulting in a loss that is proportionate to the depreciation of the foreign currency relative to the U.S. dollar from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Notes until maturity. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	March 30, 2012
Settlement Date	April 4, 2012
Final Valuation Date(1)	June 29, 2012
Maturity Date(1)	July 5, 2012

(1)	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING CURRENCY PAIR. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These terms relate to the Notes we are offering. The Notes are linked to the spot rate of an underlying currency pair. The coupon will be paid in arrears at maturity. The Notes are offered at a minimum investment of $1,000, or 100 Notes at $10.00 per Note, and integral multiples of $10.00 in excess thereof.

Underlying Currency Pair	Coupon Rate	Total Coupon Payable	Initial Spot Rate	Trigger spot rate	CUSIP	ISIN
BRL/USD spot rate	5.00% per annum	1.25%	$0.5488	$0.5048, which is 92% of the Initial Spot Rate	902669431	US9026694318

See “Additional Information about UBS and the Notes” on page 3. The Notes we are offering will have the terms set forth in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this pricing supplement.

UBS Financial Services Inc. Pricing Supplement dated March 30, 2012	UBS Investment Bank

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured. The Notes are not futures contracts, options on futures contracts or options on foreign exchange rates.

Offering of Notes	Issue price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
BRL/USD	$825,000.00	$10.00	$4,125.00	$0.05	$820,875.00	$9.95

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refer to the Trigger Yield Optimization Notes that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 8 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying currency pair.

♦

You believe the foreign currency will not depreciate relative to the U.S. dollar (or that the U.S. dollar will not appreciate relative to the foreign currency) such that the final spot rate is below the trigger spot rate. If the final spot rate is below the trigger spot rate you can tolerate losing some or all of your initial investment.

♦

You understand and accept that you will not participate in any appreciation in the spot rate of the underlying currency pair and that your return at maturity is limited to the coupon paid on the Notes.

♦	You can tolerate fluctuations in price of the Notes prior to maturity that may be similar to or exceed spot rate fluctuations of the underlying currency pair.

♦	You are willing to invest in the Notes based on the total coupon payable of 1.25% (based on a coupon rate of 5% per annum).

♦	You are willing and able to hold the Notes to maturity, a term of approximately 3 months, and accept that there may be little or no secondary market for the Notes.

♦	You understand the increased volatility and other risks associated with investments in currencies generally and with the underlying currency pair specifically.

♦	You are willing to invest in Notes with exposure to emerging market risks.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have the same downside market risk as an investment in the underlying currency pair.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You believe the foreign currency will depreciate relative to the U.S. dollar (or that the U.S. dollar will appreciate relative to the foreign currency) such that the final spot rate is below the trigger spot rate. If the final spot rate is below the trigger spot rate you cannot tolerate losing some or all of your initial investment.

♦	You seek an investment that participates in the full appreciation of the underlying currency pair or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed spot rate fluctuations of the underlying currency pair.

♦	You are unwilling to invest in the Notes based on the total coupon payable of 1.25% (based on a coupon rate of 5% per annum).

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 3 months, and seek an investment for which there will be an active secondary market.

♦	You do not understand the increased volatility and other risks associated with investments in currencies generally and with the underlying currency pair specifically.

♦	You are unwilling to invest in Notes with exposure to emerging market risks.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 of this pricing supplement and more detailed “Risk Factors” beginning on page PS-8 of the product supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, Jersey Branch
Issue Size	$825,000
Issue Price per Note	$10.00 per Note (subject to a minimum purchase of 100 Notes). The Notes trade and are settled in U.S. dollars.
Underlying Currency Pair	BRL/USD spot rate
Foreign Currency	Brazilian real
Term	Approximately 3 months.
Coupon Payment	Coupon will be paid at maturity in arrears in one installment, regardless of the performance of the underlying currency pair. The coupon rate is 5.00% per annum for a total coupon payable of 1.25%.
Coupon Payment Installment	1.25%
Payment at Maturity (per Note)

If the final spot rate of the underlying currency pair is at or above the trigger spot rate, at maturity we will pay you an amount in cash equal to your principal amount.

If the final spot rate of the underlying currency pair is below the trigger spot rate, you will be exposed to the full decline of the underlying currency pair and UBS will pay you an amount in cash calculated as follows:

$10.00 x (1 + Currency Return)

In this scenario, you will lose 1% of your initial investment for every 1% that the foreign currency depreciates relative to the U.S. dollar and you will lose a significant portion or all of your initial investment. However, in no case will the payment at maturity be less than zero.

For further details on the mechanics of the payment at maturity please see section Hypothetical Return Table and Examples on page 12 of this pricing supplement.

Coupon Payment Date

Coupon will be paid in arrears on the maturity date.

Any payment on your Notes that would otherwise be due on the coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business day preceding the coupon payment date.

Initial Spot Rate	BRL/USD $0.5488

For the underlying currency pair, the spot rate on the trade date as determined by the calculation agent under “Spot Rates” on page 15 of this pricing supplement.

The BRL/USD spot rate will be the inverse value of the USD/BRL reference rate as determined by the calculation agent (The inverse value is the result of dividing 1 by the USD/BRL)

Final Spot Rate	For the underlying currency pair, the spot rate on the final valuation date as determined by the calculation agent under “Spot Rates” on page 15 of this pricing supplement.
Currency Return

With respect to the underlying currency pair, the percentage change in the underlying currency pair from the initial spot rate to the final spot rate, calculated as follows:

Final Spot Rate – Initial Spot Rate

Initial Spot Rate

Trigger Spot Rate	$0.5048, which is 92% of the BRL/USD initial spot rate.
Final Valuation Date	June 29, 2012, unless the calculation agent determines that a market disruption event (as set forth in the product supplement and the currency and commodity supplement) has occurred or is continuing with respect to the underlying currency pair on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for such underlying currency pair, the final valuation date for the affected underlying currency pair will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to such underlying currency pair. In no event however, will the final valuation date for the underlying currency pair be postponed by more than 30 business days. See “General Terms of the Notes — Market Disruption Event” on page PS-22 of the product supplement and additional market disruption events applicable to BRL/USD on page CCS-12 of the currency and commodity supplement under “Brazilian real — Market Disruption Event”.
UBS Call Right	UBS AG may call your Notes on any business day during the term of the Notes upon the determination by the calculation agent of an early termination event (as defined below) for an amount equal to your principal amount plus any of the accrued coupon payment. See “UBS Call Right” on page 16 of this pricing supplement.

Investment Timeline

Trade Date	The initial spot rate and trigger spot rate are determined. The coupon rate is set.

Maturity Date

UBS pays the coupon.

The final spot rate of the underlying currency pair is observed.

If the final spot rate of the underlying currency pair is at or above the trigger spot rate, UBS will pay you an amount in cash equal to your principal amount, or $10.00 per Note.

If the final spot rate of the underlying currency pair is below the trigger spot rate, you will be exposed to the full decline of the underlying currency pair and UBS will pay you an amount in cash calculated as follows:

$10.00 x (1 + Currency Return)

In this scenario, you will lose 1% of your initial investment for every 1% that the foreign currency depreciates relative to the U.S. dollar and you will lose a significant portion or all of your initial investment. However, in no case will the payment at maturity be less than zero.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-28 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as a prepaid derivative contract in respect of the underlying currency pair.

If your Notes are so treated, upon sale, exchange or redemption of your Notes on maturity you should generally recognize gain or loss equal to the amount received (including any coupon paid on the maturity date) and your tax basis in your Note, which should be equal to the amount you paid for such Note. Generally, because of the special tax rules relating to foreign currency transactions under Section 988 of the Internal Revenue Code, any such gain or loss would be ordinary income or loss. However, an election may be available, (a “Section 988 Election”) which if validly made before the close of the day on which you purchase your Notes, would cause such gain or loss to be short-term capital gain or loss. To make this election you must comply with detailed procedures set forth in the regulations under Section 988 of the Internal Revenue Code and summarized in the product supplement on page PS-52. It is unclear whether such election is available with respect to the Notes. If you recognize an ordinary loss above certain thresholds, you will be required to file a disclosure statement with the Internal Revenue Service. You should consult with your tax advisor regarding the availability, advisability, mechanics and consequences of a Section 988 Election and the loss disclosure rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above. In 2007, the IRS also issued a revenue ruling holding that a financial instrument that in form resembled a U.S. dollar denominated derivative contract where the return was based exclusively by reference to the difference between the U.S. dollar value of Euros at issuance and at maturity, and a market interest rate in respect of Euros was a euro-denominated debt instrument. In general, the IRS indicated that a financial instrument all the payments of which are determined by reference to a single currency can be debt, notwithstanding the fact that (i) all payments due under the instrument are made in U.S. dollars and (ii) the amount of U.S. dollars that the issuer pays at maturity may be less than the amount of U.S. dollars that was initially advanced. The Notes are distinguishable from the instrument in the ruling. If, however, the scope of the ruling were to be extended or interpreted to cover the Notes that are linked to pairs of currency, it could adversely affect the tax consequences of an investment in such Notes, possible with retroactive effect. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of a specified threshold may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes if the final spot rate of the underlying currency pair is at or above the trigger spot rate and only at maturity. If the foreign currency has depreciated relative to the U.S. dollar (meaning that the foreign currency has weakened relative to the U.S. dollar or the U.S. dollar has strengthened relative to the foreign currency) and the final spot rate of the underlying currency pair is below the trigger spot rate, you will lose some or all of your initial investment in an amount proportionate to the decline in the spot rate of the underlying currency pair from the trade date to the final valuation date; however, in no case will the payment at maturity be less than zero. Therefore, if the foreign currency depreciates relative to the U.S. dollar beyond the trigger spot rate you should be prepared to lose up to your entire initial investment.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note’s underlying currency pair reflects a higher expectation as of the trade date that the final spot rate of such underlying currency pair could be below its trigger spot rate on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying currency pair’s volatility can change significantly over the term of the Notes and UBS will not adjust the coupon rate due to any such changes in volatility. The spot rate of the underlying currency pair for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying currency pair spot rate is above the trigger spot rate.

♦

Your return on the Notes will be limited to the coupon paid on the Notes — If the final spot rate of the underlying currency pair on the final valuation date is at or above the trigger spot rate, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any potential appreciation in the spot rate of the underlying currency pair even though you risked being subject to the decline in the spot rate of the underlying currency pair. If the spot rate of the underlying currency pair on the final valuation date is below the trigger spot rate, you will be exposed to the depreciation of the foreign currency relative to the U.S. dollar and UBS will pay you less than your principal amount, if anything, at maturity. Therefore, your return on the Notes is limited to the coupon paid on the Notes and may be less than your return would be on a direct investment in the underlying currency pair.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment. The Notes are not deposit liabilities or other obligations of UBS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

♦

The payment formula for the Notes will not take into account all developments in the underlying currency pair — Changes in the underlying currency pair spot rates during the term of the Notes before the final valuation date may not be reflected in the calculation of the payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial spot rate on the trade date and the final spot rate on the final valuation date. No other spot rates will be taken into account. As a result, the currency return may be less than zero even if the spot rates of the underlying currency pair have moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the final valuation date.

♦

We may call your Notes early upon the occurrence of an early termination event — If the calculation agent determines that an early termination event (as defined under “UBS Call Right” below) has occurred, your Notes may be called early. If UBS calls the Notes, UBS will pay you the principal amount of the Notes plus any of the accrued coupon payment. You will not be able to hold your Notes to maturity and you will not accrue or receive any further payments (including coupon payments) on the Notes after the call notice date. In addition, if the Notes are called due to an early termination event, you may not be able to reinvest your principal amount in a comparable investment with similar characteristics as the Notes. Upon the occurrence of an early termination event, we have no obligation to consider your interests in determining whether to call the Notes prior to the maturity date.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the underlying currency pair and, consequently, on the value of the Notes.

♦

Market risk — The spot rate for the underlying currency pair is the result of the supply of, and the demand for, the foreign currency relative to the U.S. dollar. Changes in the spot rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil, including economic and political developments in other countries. Of particular importance to foreign exchange risks are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments;

and the extent of governmental surpluses or deficits in Brazil and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. You, as an investor in the Notes, should make your own investigation into the underlying currency pair and the merits of an investment linked to that foreign currency relative to the U.S. dollar.

♦

The Notes are not regulated by the Commodity Futures Trading Commission — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or currency options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any currency futures contracts, options on futures contracts or options on currencies for your benefit. Therefore an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Notes may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the underlying currency pair spot rates on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	volatility of the underlying currency pair spot rate;

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

♦	interest rates in the market;

♦	the time remaining to the final valuation date; and

♦	the creditworthiness of UBS.

♦

Even though the foreign currency is traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the United States — The spot market for the foreign currency is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the foreign currency is traded. To the extent that U.S. markets are closed while the markets for the foreign currency remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Notes on such U.S. market.

♦

The historical performance of the spot rate of the underlying currency pair should not be taken as an indication of the future performance of the spot rate of the underlying currency pair during the term of the Notes — It is impossible to predict whether the spot rate of the underlying currency pair will rise or fall. The spot rate of the underlying currency pair will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Emerging markets risk — The Brazilian real is an emerging market currency. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment in the Notes.

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The calculation agent can accelerate or postpone the determination of the final spot rate and the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the spot rate of the underlying currency pair on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 30 business days. As a result, the maturity date for the Notes could also be accelerated or postponed.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the spot rate of the underlying currency pair is not available on the last possible day that qualifies as the final valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying currency pair that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page PS-22 of the product supplement.

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Owning the Notes is not the same as owning the foreign currency — The return on your Notes may not reflect the return you would realize if you actually purchase an exchange contract on the foreign currency.

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No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the foreign currency will appreciate or depreciate relative to the U.S. dollar (or whether the U.S. dollar will appreciate or depreciate relative to the foreign currency), and as a result, whether the spot rate of the underlying currency pair will rise or fall. There can be no assurance that the underlying currency pair final spot rate will not rise by more than the coupons paid on the Notes or will not be below the trigger spot rate on the final valuation date. The spot rate of the underlying currency pair will be influenced by complex and interrelated factors such as political and economic developments. You should be willing to accept the risks of losing some or all of your initial investment.

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There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

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Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the spot rate of the underlying currency pair and the expected spot rate volatility of the underlying currency pair, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

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There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on the offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying currency pair has occurred or is continuing on a day when the calculation agent will determine adjustments to the terms of the Notes in the event of extraordinary government actions and market emergencies as well as the final spot rate for the underlying currency pair. Similarly, the calculation agent may have to determine whether an early termination event has occurred. These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Note offering and your payment at maturity or upon an earlier call, the calculation agent may have a conflict of interest if it needs to make any such decision.

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The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the foreign currency that is not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

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Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the spot rate of the underlying currency pair to which the Notes are linked or the value of the Notes.

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You must rely on your own evaluation of the merits of an investment linked to the underlying currency pair — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the foreign currency. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future spot rates of the foreign currency relative to the U.S. dollar.

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Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and consult your tax advisor about your tax situation.

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The exchange rates of the underlying currency pair will be influenced by unpredictable factors which interrelate in complex ways — The exchange rates of the underlying currency pair are a result of the supply of, and demand for, the foreign currency. Changes in the exchange rates may result from the interactions of many factors, including economic, financial, social and political conditions.

These conditions include, for example, the overall growth and performance of the economies of Brazil or the United States, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between Brazil and the United States, market interventions by the Federal Reserve Board or the respective central banks, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in Brazil, government stability and the respective banking systems, the structure of and confidence in the global monetary system, wars in which Brazil or the United States are directly or indirectly involved or that occur anywhere in the world, major natural disasters in Brazil or the United States and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the exchange rates of the foreign currency relative to the U.S. dollar, and changes in the exchange rates of the foreign currency relative to the U.S. dollar are not likely to result in comparable changes in the market value of your Notes.

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The liquidity, trading value and amounts payable under the Notes could be affected by the actions of the sovereign government of Brazil — Exchange rates of most economically developed nations are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by governmental actions which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, in the event of the issuance of a replacement currency or in the event of other developments affecting the foreign currency, the U.S. dollar or any other currency.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Notes

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	3 months
Coupon rate**:	5.00% per annum
Total coupon payable**:	1.25% (or $0.1250 per Note)
Initial spot rate of the underlying currency pair:	$0.5488 per foreign currency unit
Trigger spot rate:	$0.5048 (92% of the initial spot rate)
Principal amount:	$10.00 per Note

*	Amounts below may have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in one installment on the maturity date on an unadjusted basis.

Hypothetical Examples

Scenario #1: The final spot rate of the underlying currency pair is not below the trigger spot rate of $0.5048.

Since the foreign currency has not depreciated relative to the U.S. dollar below the trigger spot rate of $0.5048, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes plus the coupon. This investment would outperform an investment in the underlying currency pair if the spot rate appreciation of the foreign currency relative to the U.S. dollar over the term of the Notes is less than 1.25%.

If the final spot rate of the underlying currency pair on the final valuation date is $0.5488 (no change in the spot rate of the underlying currency pair):

Payment at Maturity:	$10.0000
Coupon:	$0.1250	Paid at maturity

Total:	$10.1250
Total Return on the Notes:	1.25%

In this example, the total return on the Notes is 1.25% while the total return on the underlying currency pair is 0.00%.

If the final spot rate of the underlying currency pair on the final valuation date is $0.5817 (an increase of 6.00%):

Payment at Maturity:	$10.0000
Coupon:	$0.1250	Paid at maturity

Total:	$10.1250
Total Return on the Notes:	1.25%

In this example, the total return on the Notes is 1.25% while the total return on the underlying currency pair is 6.00%.

If the final spot rate of the underlying currency pair on the final valuation date is $0.5159 (a decline of 6.00%):

Payment at Maturity:	$10.0000
Coupon:	$0.1250	Paid at maturity

Total:	$10.1250
Total Return on the Notes:	1.25%

In this example, the total return on the Notes is 1.25% while the total return on the underlying currency pair is a loss of 6.00%.

Scenario #2: The final spot rate of the underlying currency pair is below the trigger spot rate of $0.5048.

Since the foreign currency has depreciated relative to the U.S. dollar below the trigger spot rate of $0.5048, the issuer will pay you at maturity an amount which is less than your principal amount for every Note you hold plus the coupon. The total loss on the Notes at that time will be proportionate to the depreciation of the foreign currency relative to the U.S. dollar from the initial spot rate to the final spot rate plus the coupons received.

If the final spot rate of the underlying currency pair on the maturity date is $0.4720 (a decline of 14%):

Payment at Maturity:	$8.6000	($10.00 x (1 – 14%) = $8.60)
Coupon:	$0.1250	Paid at maturity

Total:	$8.7250
Total Return on the Notes:	-12.75%

In this example, the total return on the Notes is a loss of 12.75% while the total return on the underlying currency pair is a loss of 14.00%.

If the final spot rate of the underlying currency pair on the maturity date is $0.4390 (a decline of 20%):

Payment at Maturity:	$8.0000	($10.00 x (1 – 20%) = $8.00)
Coupon:	$0.1250	Paid at maturity

Total:	$8.1250
Total Return on the Notes:	-18.75%

In this example, the total return on the Notes is a loss of 18.75% while the total return on the underlying currency pair is a loss of 20.00%.

Hypothetical Return Table

Underlying Currency Pair		The Hypothetical Final Spot Rate is Greater Than or Equal to the Hypothetical Trigger Spot Rate(1)		The Hypothetical Final Spot Rate is Less Than the Hypothetical Trigger Spot Rate (2)
Hypothetical Final Spot Rate	Currency Return(3)	Total Payment at Maturity + Coupon Payments(4)	Total Return on the Notes at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return at Maturity(5)
$0.6586	20.00%	$10.1250	1.25%	n/a	n/a
$0.6476	18.00%	$10.1250	1.25%	n/a	n/a
$0.6366	16.00%	$10.1250	1.25%	n/a	n/a
$0.6256	14.00%	$10.1250	1.25%	n/a	n/a
$0.6147	12.00%	$10.1250	1.25%	n/a	n/a
$0.6037	10.00%	$10.1250	1.25%	n/a	n/a
$0.5927	8.00%	$10.1250	1.25%	n/a	n/a
$0.5817	6.00%	$10.1250	1.25%	n/a	n/a
$0.5708	4.00%	$10.1250	1.25%	n/a	n/a
$0.5488	0.00%	$10.1250	1.25%	n/a	n/a
$0.5378	-2.00%	$10.1250	1.25%	n/a	n/a
$0.5268	-4.00%	$10.1250	1.25%	n/a	n/a
$0.5159	-6.00%	$10.1250	1.25%	n/a	n/a
$0.5048	-8.00%	$10.1250	1.25%	n/a	n/a
$0.4939	-10.00%	n/a	n/a	$9.1250	-8.75%
$0.4829	-12.00%	n/a	n/a	$8.9250	-10.75%
$0.4720	-14.00%	n/a	n/a	$8.7250	-12.75%
$0.4610	-16.00%	n/a	n/a	$8.5250	-14.75%
$0.4500	-18.00%	n/a	n/a	$8.3250	-16.75%
$0.4390	-20.00%	n/a	n/a	$8.1250	-18.75%

(1)	A trigger event does not occur if the hypothetical final spot rate of the underlying currency pair is not below the hypothetical trigger spot rate.

(2)	A trigger event occurs if the hypothetical final spot rate of the underlying currency pair is less than the hypothetical trigger spot rate.

(3)	The hypothetical currency return range is provided for illustrative purposes only. The actual currency return may be below -20% and you therefore may lose up to 100% of your principal amount.

(4)	Payment consists of the principal amount plus a coupon payment of 5.00% per annum (equal to 1.25% over the term of the Notes).

(5)	The Total Return on the Notes at maturity includes a coupon payment of 5.00% per annum (equal to 1.25% over the term of the Notes).1

(6)	Payment consists of the principal amount reduced by the currency return plus a coupon payment of 5.00% per annum (equal to 1.25% over the term of the Notes).

Historical Spot Rate Levels

The following graph shows the performance of the underlying currency pair at the end of each month in the periods from March 30, 2002 through March 30, 2012. Due to the method for determining spot rates stated below, an increase in the spot rate of the underlying currency pair represents an appreciation of the foreign currency relative to the U.S. dollar, while a decrease in the spot rate of the underlying currency pair represents a depreciation of the foreign currency relative to the U.S. dollar. As of March 30, 2012 at approximately 3:00 p.m., London time, the underlying currency pair spot rate was obtained as described in “Initial Spot Rate” on page 5, without independent verification: the BRL/USD spot rate was $0.5488. The historical performance of the underlying currency pair should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying currency pair on any given day.

Spot Rates

The spot rate for the Brazilian real against the U.S. dollar will be the inverse value of USD/BRL reference rate expressed as the number of Brazilian real against the U.S. dollar as determined by the calculation agent by reference to the BRL PTAX rate source. The BRL PTAX means the spot rate will be the Brazilian real/U.S dollar offered rate for U.S. dollars expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two Business Days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or “Rates for Accounting Purposes”) by approximately 1:15 p.m., São Paulo time. For more information, see “Non-Deliverable Currencies — Brazilian real (BRL)” beginning on page CCS-11 of the currency and commodity supplement. The inverse value of USD/BRL spot rate as obtained herein, which is calculated by dividing 1 by the USD/BRL spot rate, represents the amount of U.S. dollars per 1 Brazilian reais.

If the BRL PTAX Rate is not available, UBS may use the EMTA BRL Indicative Survey Rate as defined below.

The “EMTA BRL Indicative Survey Rate” means the BRL/USD spot rate published by EMTA on its website (www.emta.org) at approximately 3:45 p.m. São Paulo time, or as soon thereafter as practicable. The EMTA BRL Indicative Survey Rate is determined by a survey of financial institutions that are active participants in the BRL/USD markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the EMTA BRL Indicative Survey Rate.

UBS Call Right

If the calculation agent determines that an early termination event (as defined below) has occurred, your Notes may be called on any business day prior to the maturity date.

An “early termination event” means that on or after the trade date due to the (A) adoption of, or any change in, any applicable law, rule, regulation or order; or (B) promulgation of, or any change in, the interpretation, application, exercise or operation of any applicable law, rule, regulation, procedure, order, decision or determination, it is (or will be) illegal, contrary or inadvisable for us to (i) issue, maintain or otherwise have outstanding the Notes or (ii) purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ positions or contracts in any asset, instrument or arrangement in order to hedge our obligations under the Notes.

Following the declaration of an early termination event by the calculation agent, UBS will pay you a cash payment in respect of each Note you hold equal to the principal amount plus any of the accrued coupon payment up to but excluding the day UBS provides notice to you that an early termination event has occurred (the “call notice date”). This amount will be payable on the fifth business day following the call notice date.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the ‘‘Agents,’’ and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS and, as such, have a ‘‘conflict of interest’’ in this offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Notes to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed above, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Securities) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-722-7370.